Exhibit 10.3

THIRD AMENDED AND RESTATED

MORTGAGE NOTE

$33,000,000.00

Oak Brook, Illinois

October 3, 2012

THIS THIRD AMENDED AND RESTATED MORTGAGE NOTE (hereinafter referred to as this “Note”) is made by and between DAYVILLE PROPERTY DEVELOPMENT LLC, a Connecticut limited liability company (hereinafter referred to as “Maker”), and THE HUNTINGTON NATIONAL BANK, successor by purchase to Sky Bank, with offices at 310 Grant Street, 5th Floor, Pittsburgh, Pennsylvania 15219 (hereinafter referred to as “Payee”).

RECITALS

WHEREAS, Maker executed and delivered to Sky Bank that certain Mortgage Note dated as of January 27, 2006, in the original principal amount of Forty Seven Million and No/100 Dollars ($47,000,000.00) (hereinafter referred to as the “Original Note”); and

WHEREAS, Maker executed and delivered to Payee that certain Amended and Restated Mortgage Note dated as of March 26, 2008 in the principal amount of Forty Six Million and No/100 Dollars ($46,000,000.00) (hereinafter referred to as the “First Restated Note”); and

WHEREAS, Maker executed and delivered to Payee that certain Second Amended and Restated Mortgage Note dated as of July 22, 2011 in the principal amount of Forty Five Million and No/100 Dollars ($45,000,000.00) (hereinafter referred to as the “Second Restated Note”); and

WHEREAS, Maker and Payee have agreed to amend and restate the Second Restated Note as set forth herein; and

WHEREAS, Maker, Payee, Inland Diversified Real Estate Trust, Inc., a Maryland corporation (“Replacement Guarantor”), and BVS Acquisition Co., LLC, a Delaware limited liability company (“BVS”) have entered into that certain Twelfth Loan Modification and Extension Agreement and Release of Guaranty and Indemnity of even date herewith (hereinafter referred to as the “Twelfth Modification”), pursuant to which the parties modified the Loan Documents (as defined in the Twelfth Modification) to reflect the substitution of this Note for the Second Restated Note and to effect certain other modifications to the Loan Documents.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be

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legally bound, agree that the Second Restated Note is hereby amended and restated as follows:

MORTGAGE NOTE

$33,000,000.00

Oak Brook, Illinois

October 3, 2012

FOR VALUE RECEIVED, DAYVILLE PROPERTY DEVELOPMENT LLC, a Connecticut limited liability company (hereinafter referred to as “Maker”), promises to pay to the order of THE HUNTINGTON NATIONAL BANK, successor by purchase to Sky Bank, with offices at 310 Grant Street, 5th Floor, Pittsburgh, Pennsylvania 15219 (hereinafter referred to as “Payee”), the principal sum of Thirty Three Million and No/100 Dollars ($33,000,000.00), lawful money of the United States of America, together with interest from the date hereof, at the rate and on the terms set forth herein, as follows:

A.

RATE OF INTEREST.  From and including the Date of Closing and through and including the Maturity Date, this Note shall bear interest on the Principal Balance at a rate per annum equal to the LIBOR Rate plus two and three-quarters percent (2.75%) (hereinafter referred to as the “Interest Rate”), fixed for consecutive one (1) calendar month periods (hereinafter referred to as the “LIBOR Rate Periods”); provided that, if any LIBOR Rate Period would otherwise expire on a day which is not a Banking Day, then such LIBOR Rate Period shall expire on the immediately preceding Banking Day, and the next LIBOR Rate Period shall begin on the day immediately following such Banking Day.  Notwithstanding the foregoing provisions of this Section A to the contrary, the first LIBOR Rate Period shall commence on the Date of Closing.  Interest at the Interest Rate shall accrue on the Principal Balance based on the actual days elapsed per calendar month, and shall be calculated based on a year of 360 days.  The term “LIBOR Rate”, as used herein, shall mean the rate obtained by dividing: (i) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars for the related LIBOR Rate Period, as determined by Payee in its discretion based upon reference to information which appears on page LIBOR01, captioned British Bankers Assoc. Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be used by Payee, such other reasonably comparable money rate service as Payee may select), as of two Banking Days prior to the first day of a LIBOR Rate Period; by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal emergency, supplemental, special or other reserves) that is specified on the first day of each LIBOR Rate Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of such System, or any

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other regulations of any governmental authority having jurisdiction with respect thereto as conclusively determined by Payee.  Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby shall change automatically without notice to Maker on the first day of each LIBOR Rate Period (hereinafter referred to as the “Index”).  The Index is not necessarily the lowest rate charged by Payee on its loans.  If the Index becomes unavailable during the term of this loan, Payee may designate a substitute index after written notice to Maker.  Payee will tell Maker the current Index rate upon Maker’s request.  The interest rate change will not occur more often than each month (the “rate change event”).  Maker understands that Payee may make loans based on other rates as well.  NOTICE:  Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.  Capitalized terms used in this Section A and not defined herein shall have the meanings ascribed thereto in Sections B, C and D of this Note.

In the event that Payee reasonably determines that by reason of (1) any change arising after the date of this Note affecting the interbank eurocurrency market or affecting the position of Payee with respect to such market, adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBOR Rate then being determined is to be fixed, (2) any change arising after the date of this Note in any applicable law or governmental rule, regulation or order (or any interpretation thereof, including the introduction of any new law or governmental rule, regulation or order), or (3) any other circumstance affecting Payee or the interbank market (such as, but not limited to, official reserve requirements required by Regulation D of the Board of Governors of the Federal Reserve System), the LIBOR Rate plus the applicable spread shall not represent the effective pricing to Payee of accruing interest hereunder based upon the LIBOR Rate, then, and in any such event, the accruing of interest hereunder based upon the LIBOR Rate shall be suspended until Payee shall notify Maker that the circumstances causing such suspension no longer exist.  In such case, beginning on the date of such suspension interest shall accrue hereunder at a variable rate of interest per annum, which shall change in the manner set forth below, equal to zero percentage points in excess of the Prime Commercial Rate.

In the event that on any date Payee shall have reasonably determined that accruing interest hereunder based upon the LIBOR Rate has become unlawful by compliance by Payee in good faith with any law, governmental rule, regulation or order, then, and in any such event, Payee shall promptly give notice thereof to Maker.  In such case, accruing interest hereunder based upon the LIBOR Rate shall be terminated and Maker shall, at the earlier of the end of each LIBOR Rate Period then in effect or when required by law, repay the advances based upon the LIBOR Rate, together with all interest accrued thereon.  In such case, when required by law, interest shall accrue hereunder at a variable rate of interest per annum, which shall change in the manner set forth below, equal to zero percentage points in excess of the Prime Commercial Rate.

As used herein, the term “Prime Commercial Rate” shall mean the rate established by Payee from time to time based on its consideration of economic, money market,

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business and competitive factors, and it is not necessarily Payee's most favored rate.  Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby based upon the Prime Commercial Rate shall change automatically without notice to Maker immediately with each change in the Prime Commercial Rate.  If during any period of time while interest is accruing hereunder based upon the Prime Commercial Rate the obligation evidenced by this Note is not paid at maturity, whether maturity occurs by lapse of time, demand, acceleration or otherwise, the unpaid principal balance and any unpaid interest thereon shall, thereafter until paid, bear interest at a rate equal to zero percentage points in excess of the rate indicated in the immediately preceding two paragraphs.

B.

TERMS OF PAYMENT.

1.

Initial Monthly Installments.  During the Initial Term (as defined in Subparagraph C.1. hereof), Maker shall pay to Payee sixty (60) consecutive monthly payments of interest only at the Interest Rate (hereinafter individually referred to as the “Initial Monthly Installment” and collectively as the “Initial Monthly Installments”).  The Initial Monthly Installments shall be due and payable on November 1, 2012 and on the first day of each calendar month thereafter, through and including October 1, 2017.

2.

Extended Monthly Installments.  In the event that the term of this Note is extended for the Extended Term (as defined in Subparagraph C.2. hereof), Maker shall pay to Payee sixty (60) consecutive monthly payments of interest only at the Interest Rate (hereinafter individually referred to as an “Extended Monthly Installment” and collectively referred to as the “Extended Monthly Installments”), which Extended Monthly Installments shall be due, payable and paid on November 1, 2017 and on the first day of each calendar month thereafter through and including October 1, 2022.

3.

Application of Payments.  All payments of Monthly Installments (as hereinafter defined) and any partial payment of any Monthly Installment shall be applied first to late fees and charges and any other charges due hereunder, then to interest and then to principal.  If the due date of any Monthly Installment shall be a day that is not a Banking Day, the due date shall be extended to the next succeeding Banking Day; provided, however, that if such succeeding Banking Day occurs in the following calendar month, then the due date shall be the immediately preceding Banking Day.  The term “Banking Day”, as used herein, shall mean any day other than a Saturday or a Sunday on which banks are open for business in Columbus, Ohio, and on which banks in London, England settle payments.

4.

Balloon Payment.  Maker acknowledges that the foregoing Monthly Installment payment schedule will not fully amortize the Principal Balance during the term of this Note and will result in a “balloon payment” on the Maturity Date (as hereinafter defined).

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5.

Additional Payments.  If, due to (1) the introduction of or any change in or in the interpretation of any law or regulation, (2) the compliance with any guideline or request from any central bank or other public authority (whether or not having the force of law), or (3) the failure of Maker to repay any advance when required by the terms of this Note, there shall be any loss or increase in the cost to Payee of accruing interest hereunder based upon the LIBOR Rate, then Maker agrees that Maker shall, from time to time, upon demand by Payee, pay to Payee additional amounts sufficient to compensate Payee for such loss or increased cost.  A certificate as to the amount of such loss or increase cost, submitted to Maker by Payee, shall be conclusive evidence, absent manifest error, of the correctness of such amount.

C.

MATURITY.

1.

Initial Term.  Subject to Subparagraph C.2. below, the entire Principal Balance, together with all accrued and unpaid interest thereon and any other unpaid sums, shall be due, payable and paid, without presentment or demand, on November 1, 2017 (referred to herein as the “Initial Maturity Date”), such period of time from the Date of Closing to the Initial Maturity Date being referred to herein as the “Initial Term”.

2.

Extended Term.  At the termination of the Initial Term, provided that an Event of Default (as hereinafter defined) does not then exist hereunder, and provided further that Maker satisfies the conditions set forth below in this Subparagraph C.2, Payee shall, if requested in writing by Maker, extend the Initial Term for an additional five (5) calendar years (referred to herein as the “Extended Term”).  Maker may request such extension, in writing, no later than ninety (90) days prior to the Initial Maturity Date.  Payee’s approval of such extension request shall be conditioned and contingent upon: (i) Maker’s payment to Payee, on or before the Initial Maturity Date, of a loan extension fee in the amount of Eighty Two Thousand Five Hundred and No/100 Dollars ($82,500.00), (ii) the Mortgaged Property (as hereinafter defined), as of the commencement of the Extended Term, shall have a Cash Flow/Debt Service Ratio (as hereinafter defined) of not less than 1.15 to 1, and (iii) the fair market value of the Mortgaged Property, as determined pursuant to an updated appraisal of the Mortgaged Property obtained no earlier than ninety (90) days prior to the expiration of the Initial Term, shall not exceed sixty percent (60%) of the outstanding Principal Balance hereof as of the first day of the Extended Term.  In the event that the term of this Note is extended for the Extended Term, then the entire Principal Balance, together with all accrued and unpaid interest thereon, shall be due, payable and paid, without presentment or demand, on November 1, 2022 (referred to herein as the “Extended Maturity Date”).

D.

DEFINITIONS.

1.

Date of Closing.  The term “Date of Closing”, as used herein, shall mean October 3, 2012.

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2.

Principal Balance.  The term “Principal Balance”, as used herein, shall mean the outstanding and unpaid principal amount of this Note and all other sums (excluding interest) required to be paid by Maker pursuant to the terms of this Note and the Mortgage (as defined in the Twelfth Modification).

2.

Monthly Installments.  The term “Monthly Installments”, as used herein, shall mean the then applicable Initial Monthly Installments or Extended Monthly Installments.

3.

Maturity Date.  The term “Maturity Date”, as used herein, shall mean the Initial Maturity Date or the Extended Maturity Date, as applicable.

4.

Cash Flow/Debt Service Ratio.  The term “Cash Flow/Debt Service Ratio”, as used herein, shall mean a fraction, expressed as a ratio, the numerator of which shall be the annual net operating income from the Mortgaged Property for the most recent four (4) calendar quarters (as calculated by Payee, in Payee’s commercially reasonable discretion and based upon Payee’s review of Maker’s operating statements for the Mortgaged Property, and the denominator of which shall be the sum of the debt service payments for the period in question calculated by fully amortizing the outstanding Principal Balance of this Note over a period of twenty-five (25) years at an assumed interest rate equal to either: (a) six and one-half percent (6.5%) per annum if the actual Interest Rate hereunder shall be based upon the LIBOR Rate as provided in Section A above, or (b) the actual in place fixed rate if the interest rate hereunder shall have been fixed pursuant to a Rate Management Transaction (as hereinafter defined).

5.

Rate Management Agreement.  The term “Rate Management Agreement”, as used herein, means any ISDA Master Agreement between Maker and Payee or any affiliate of Payee, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

6.

Rate Management Obligations.  The term “Rate Management Obligations”, as used herein, means any and all obligations of Maker to Payee or any affiliate of Payee, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter created), arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutes therefor) under or in connection with (i) any Rate Management Agreement(s), and (ii) any and all cancellations, bring-backs, reversals, terminations or assignments of any Rate Management Agreement.

7.

Rate Management Transaction(s).  The term “Rate Management Transaction(s)”, as used herein, means any transaction (including the Rate Management Agreement with respect thereto) now existing or hereafter entered into among Maker and Payee, or any of its subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap,

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commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether lined to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

E.

PLACE OF PAYMENT.  The Monthly Installments and all other sums due hereunder and under the Mortgage shall be payable at The Huntington National Bank, 2361 Morse Road, NC1W26, Columbus, Ohio 43229, or at such other place as Payee, from time to time may designate to Maker in writing, delivered to Maker at the address set forth in the Mortgage for notices to Maker.

F.

PREPAYMENT.  Maker shall have the right to prepay the Principal Balance, in whole or in part, at any time during the term of this Note, without penalty or premium; provided, however, that any such prepayment is accompanied by payment of all interest accrued on the outstanding Principal Balance of this Note to the date of prepayment, and by payment of all other fees, costs and charges required to be paid by Maker to and for the benefit of Payee.  Notwithstanding anything contained herein to the contrary, Maker shall also pay to Payee any fees or expenses as are applicable for an early termination of any Rate Management Agreement.  All sums due hereunder shall be without relief from valuation of appraisement laws.

Payment of this Note is secured by the Loan Documents and the Replacement Guaranty (as defined in the Twelfth Modification).  All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Documents, the Replacement Guaranty and the Rate Management Agreement (hereinafter collectively referred to as the “Security Documents”) are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein, and Maker covenants and agrees to keep and perform them, or cause them to be kept and performed, strictly in accordance with their terms.

If any Monthly Installment or any other payment due hereunder shall not be paid, in immediately available and collectible funds, within ten (10) days of its due date, Maker shall pay to Payee a one-time (per late payment) late charge of five cents ($.05) for each dollar of such amount so overdue.  It is further understood that the following defaults shall constitute events of default hereunder and are referred to herein as an “Event of Default” or “Events of Default”:  (i) a default in the payment, in immediately available and collectible funds, of any Monthly Installment or any monetary sum due hereunder or under the Security Documents and such default is not fully cured within ten (10) days from the date on which it shall fall due, or (ii) a default in the performance of any of the non-monetary agreements, conditions, covenants, provisions or stipulations contained in this Note, or in the Security Documents and such default is not cured within thirty (30) days after receipt of written notice thereof; provided, however, that if such default is not susceptible of being cured within thirty (30) days, such thirty (30) day period shall be extended for

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such additional time as Payee shall reasonably deem necessary for such cure, provided that Maker commences to cure such default during the original thirty (30) day period and diligently prosecutes the curing thereof.  Upon the occurrence of an Event of Default hereunder or under the Security Documents, Payee, at its option and without notice to Maker, may declare immediately due and payable the entire Principal Balance with interest accrued thereon at the Interest Rate to the date of such Event of Default and thereafter at a rate three percent (3%) per annum in excess of the Interest Rate and all other sums due by Maker hereunder or under the Security Documents, anything herein or in the Mortgage to the contrary notwithstanding; and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to Payee in this Note or in the Security Documents.  In such case, Payee may also recover all costs of suit and other expenses in connection therewith, together with reasonable attorney’s fees for collection, together with interest on any judgment obtained by Payee at a rate three percent (3%) per annum, in excess of the Interest Rate from and after the date of any Sheriff’s sale until actual payment is made by the Sheriff to Payee of the full amount due Payee.

The remedies of Payee as provided herein, or in the Security Documents, and the warrants contained herein or in the Security Documents shall be cumulative and concurrent, and may be pursued singularly, successively, or together at the sole discretion of Payee, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

In the event that Maker and Payee enter into Rate Management Transactions, Maker shall be responsible for any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Maker to Payee, or to any of its subsidiaries or affiliates or successors arising under or in connection with such Rate Management Transactions, all of which obligations shall be entitled to all of the benefits and protections afforded to Payee under or pursuant to the Security Documents.

To the extent permitted under applicable law, Maker hereby waives and releases all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, or of the Security Documents, as well as all benefit that might accrue to Maker by virtue of any present or future laws exempting the Mortgaged Property (as defined in the Twelfth Modification), or any other property, real or personal, or any part of the proceeds arising from any sale of any such property from attachment, levy, or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued thereon may be sold upon any such writ in whole or in part in any order desired by Payee.

Maker and all endorsers, sureties and guarantors hereby jointly and severally waive presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other

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notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, unless specifically required herein or in the Security Documents, and they agree that the liability of each of them shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee.  Maker and all endorsers, sureties, and guarantors consent to any and all extensions of time, renewals, waivers or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and to the release of the collateral or any part thereof, with or without substitution and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

Payee shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in the writing.  A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

If any term or provision of this Note or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable as to the remainder of this Note, then the application of such term or provision to persons, properties and circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

Notwithstanding anything to the contrary contained in this Note or in the Security Documents, the effective rate of interest on the obligation evidenced by this Note shall not exceed the lawful maximum rate of interest permitted to be paid.  Without limiting the generality of the foregoing, if the interest charged under this Note results in an effective rate of interest higher than that lawfully permitted to be paid, then such charges shall be reduced by the sum sufficient to result in an effective rate of interest no greater than the maximum effective rate of interest permitted by law and any amount that would exceed the highest lawful rate already received and held by the Payee shall be applied to a reduction of principal (without premium or penalty) and not to the payment of interest.

Part of the consideration for the loan evidenced by this Note is that the loan (i) is and shall be deemed made under, governed by and construed and enforced in accordance with the internal law of the Commonwealth of Pennsylvania, except to the extent that the procedural laws of the State of Connecticut shall apply to any action commenced by Payee in pursuit of its remedies hereunder or otherwise, as applicable, and (ii) is and shall be enforceable only in the State Courts of said Commonwealth with an action commenced in the Court of Common Pleas of Allegheny County, and/or in the Federal Courts of said Commonwealth with an action commenced in the United States District Court for the Western District of Pennsylvania, except to the extent that any action commenced by Payee in pursuit of

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its remedies hereunder or otherwise, shall be enforceable in the State Courts and/or Federal Courts of the State of Connecticut, at Payee’s sole discretion.  Maker hereby waives any claim that Pittsburgh, Pennsylvania is an inconvenient forum and any claim that any action or proceeding arising out of or relating to this Note and commenced in the aforesaid Courts lacks proper venue.

Whenever used, the singular number shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the words “Payee” and “Maker” shall be deemed to include the respective successors and assigns of Payee and Maker.

The captions preceding the text of the paragraphs or subparagraphs of this Note are inserted only for convenience of reference and shall not constitute a part of this Note, nor shall they in any way affect its meaning, construction or effect.

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[SIGNATURE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Note has been duly signed and delivered by the undersigned at the place and as of the day and year first above written.

DAYVILLE PROPERTY DEVELOPMENT  LLC,     a Connecticut limited liability company

         By:  INLAND DIVERSIFIED DAYVILLE

KILLINGLY MEMBER L.L.C., a

     Delaware limited liability company

     Its:  Sole Member

  By:  INLAND DIVERSIFIED DAYVILLE

      KILLINGLY MEMBER II, L.L.C., a

 Delaware limited liability company

 Its:  Managing Member

WITNESS:

 By:  INLAND DIVERSIFIED REAL

        ESTATE TRUST, INC. a

                  Maryland corporation

        Its:  Sole Member

_/s/ Kelly Janish_

        By: /s/ Barry L. Lazarus

   Barry L. Lazarus, President

Exhibit 10.3

STATE OF ILLINOIS

)

)

SS:

COUNTY OF DUPAGE

)

On this 3rd day of October, 2012, before me, a Notary Public, the undersigned officer, personally appeared BARRY A. LAZARUS, who acknowledged himself to be the President of INLAND DIVERSIFIED REAL ESTATE TRUST, INC. ,a Maryland corporation and the sole member of INLAND DIVERSIFIED DAYVILLE KILLINGLY MEMBER II, L.L.C., a Delaware limited liability company and the managing member of INLAND DIVERSIFIED DAYVILLE KILLINGLY MEMBER, L.L.C., a Delaware limited liability company and the sole member of DAYVILLE PROPERTY DEVELOPMENT LLC, a Connecticut limited liability company, and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Eugene J. Filice

      Notary Public

MY COMMISSION EXPIRES: